EXHIBIT 99.02
Item 8. Financial Statements and Supplementary Data
Management’s Report on Internal Control Over Financial Reporting
Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting as defined in Rule 13a — 15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable, not absolute, assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable, not absolute, assurance with respect to financial statement preparation and presentation.
The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company’s internal control over financial reporting was effective as of December 31, 2007.
The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by Deloitte & Touche LLP, the independent registered public accounting firm who also audited the Company’s consolidated financial statements. The Deloitte & Touche LLP audit report on the effectiveness of the Company’s internal control over financial reporting appears on page 15 of this Form 8-K.

/s/ Doug Rock Doug Rock	/s/ Margaret K. Dorman Margaret K. Dorman
Chairman of the Board and	Senior Vice President,
Chief Executive Officer	Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Smith International, Inc.
Houston, Texas
We have audited the internal control over financial reporting of Smith International, Inc. and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2007 of the Company and our report dated February 29, 2008 (August 15, 2008 as it relates to the segment change described in Notes 7 and 15) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.
DELOITTE & TOUCHE LLP
Houston, Texas
February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Smith International, Inc.
Houston, Texas
We have audited the accompanying consolidated balance sheets of Smith International, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in Part IV, Item 15 (a) (2). These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board
(United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Smith International, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123r, “Share-Based Payment” as of January 1, 2006 and Financial Accounting Standards Board Interpretation (“FASB”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” on January 1, 2007. Additionally, as discussed in Note 13 to the consolidated financial statements, the Company adopted SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.
DELOITTE & TOUCHE LLP
Houston, Texas
February 29, 2008
(August 15, 2008 as it relates to the segment change described in Notes 7 and 15)

SMITH INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	December 31,
	2007	2006
Assets

Current Assets:
Cash and cash equivalents	$158,267	$80,379
Receivables, net (Note 1)	1,750,561	1,592,230
Inventories, net	1,658,172	1,457,371
Deferred tax assets, net	46,220	51,070
Prepaid expenses and other	114,515	89,977

Total current assets	3,727,735	3,271,027

Property, Plant and Equipment, net	1,105,880	887,044

Goodwill, net	896,442	867,647

Other Intangible Assets, net	128,359	141,140

Other Assets	203,464	168,617

Total Assets	$6,061,880	$5,335,475

Liabilities and Stockholders’ Equity

Current Liabilities:
Short-term borrowings and current portion of long-term debt	$139,481	$287,704
Accounts payable	655,413	654,215
Accrued payroll costs	153,453	154,756
Income taxes payable	80,181	130,339
Other	144,772	152,454

Total current liabilities	1,173,300	1,379,468

Long-Term Debt	845,624	800,928

Deferred Tax Liabilities	160,244	143,124

Other Long-Term Liabilities	157,042	102,904

Minority Interests	1,130,773	922,114

Commitments and Contingencies (Note 16)

Stockholders’ Equity:
Preferred stock, $1 par value; 5,000 shares authorized; no shares issued or outstanding in 2007 or 2006	—	—
Common stock, $1 par value; 250,000 shares authorized; 217,586 shares issued in 2007 (214,947 shares issued in 2006)	217,586	214,947
Additional paid-in capital	533,429	442,155
Retained earnings	2,219,224	1,653,480
Accumulated other comprehensive income	67,840	23,227
Less — Treasury securities, at cost; 16,825 common shares in 2007 (15,031 common shares in 2006)	(443,182)	(346,872)

Total stockholders’ equity	2,594,897	1,986,937

Total Liabilities and Stockholders’ Equity	$6,061,880	$5,335,475

The accompanying notes are an integral part of these financial statements.

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2007	2006	2005
Revenues	$8,764,330	$7,333,559	$5,579,003

Costs and expenses:
Costs of revenues	5,908,673	4,989,288	3,893,865
Selling expenses	1,177,359	969,825	786,668
General and administrative expenses	308,501	294,365	227,909

Total costs and expenses	7,394,533	6,253,478	4,908,442

Operating income	1,369,797	1,080,081	670,561

Interest expense	69,990	62,967	44,446
Interest income	(4,068)	(2,982)	(1,692)

Income before income taxes and minority interests	1,303,875	1,020,096	627,807

Income tax provision	408,471	326,674	202,743

Minority interests	248,353	191,416	122,759

Net income	$647,051	$502,006	$302,305

Earnings per share:
Basic	$3.23	$2.51	$1.50
Diluted	3.20	2.49	1.48

Weighted average shares outstanding:
Basic	200,244	200,252	201,651
Diluted	201,947	202,008	204,522
The accompanying notes are an integral part of these financial statements.

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$647,051	$502,006	$302,305
Adjustments to reconcile net income to net cash provided by operating activities, excluding the net effects of acquisitions:
Minority interests	248,353	191,416	122,759
Depreciation and amortization	193,296	150,384	117,722
Share-based compensation expense	34,239	27,280	5,947
Increase in LIFO inventory reserves	22,712	18,942	22,144
Deferred income tax provision	22,265	3,737	10,636
Provision for losses on receivables	5,082	7,578	4,216
Foreign currency translation losses	4,059	3,376	1,213
Gain on disposal of property, plant and equipment	(21,133)	(18,893)	(14,812)
Equity earnings, net of dividends received	(17,170)	(9,247)	(10,420)
Gain on sale of operations	(1,534)	(6,473)	(5,898)
Changes in operating assets and liabilities:
Receivables	(154,355)	(364,834)	(243,882)
Inventories	(202,436)	(412,748)	(197,204)
Accounts payable	(9,760)	161,111	105,832
Other current assets and liabilities	(58,262)	48,975	3,487
Other non-current assets and liabilities	(23,920)	(24,126)	(15,996)

Net cash provided by operating activities	688,487	278,484	208,049

Cash flows from investing activities:
Acquisition-related payments, net of cash acquired	(53,452)	(226,727)	(81,328)
Purchases of property, plant and equipment	(355,821)	(308,470)	(177,845)
Proceeds from disposal of property, plant and equipment	45,045	35,743	26,426
Proceeds from settlement of property insurance claims	—	15,026	—
Proceeds from sale of operations	16,655	13,504	20,496

Net cash used in investing activities	(347,573)	(470,924)	(212,251)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	146,847	803,635	187,804
Principal payments of long-term debt	(272,676)	(426,557)	(57,592)
Net change in short-term borrowings	22,302	(30,299)	14,478
Debt issuance costs	—	(4,744)	—
Purchases of common stock under Repurchase Program	(83,529)	(102,894)	(117,820)
Payment of common stock dividends	(76,026)	(60,074)	(36,353)
Excess tax benefit from share-based compensation	27,271	8,724	11,405
Net proceeds related to long-term incentive awards	18,101	20,393	39,847
Distributions to minority interest partner	(48,097)	—	(28,000)

Net cash provided by (used in) financing activities	(265,807)	208,184	13,769

Effect of exchange rate changes on cash	2,781	2,092	(620)

Increase in cash and cash equivalents	77,888	17,836	8,947
Cash and cash equivalents at beginning of year	80,379	62,543	53,596

Cash and cash equivalents at end of year	$158,267	$80,379	$62,543

Supplemental disclosures of cash flow information:
Cash paid for interest	$74,536	$62,161	$44,217
Cash paid for income taxes	384,145	291,981	177,697
The accompanying notes are an integral part of these financial statements.

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except share data)

					Accumulated	Treasury Securities
	Common Stock		Additional		Other	Common Stock		Total
	Number of		Paid-in	Retained	Comprehensive	Number of		Stockholders’
	Shares	Amount	Capital	Earnings	Income	Shares	Amount	Equity
Balance, January 1, 2005	105,296,653	$105,297	$432,395	$961,574	$24,404	(4,222,466)	$(122,859)	$1,400,811
Net income	—	—	—	302,305	—	—	—	302,305
Currency translation adjustments	—	—	—	—	(14,635)	—	—	(14,635)
Changes in unrealized fair value of derivatives	—	—	—	—	(2,044)	—	—	(2,044)
Minimum pension liability adjustments	—	—	—	—	(824)	—	—	(824)

Comprehensive income	—	—	—	302,305	(17,503)	—	—	284,802
Purchases of common stock under Repurchase Program	—	—	—	—	—	(2,198,800)	(117,820)	(117,820)
Dividends declared	—	—	—	(48,396)	—	—	—	(48,396)
Exercise of stock options and non-employee equity awards	1,749,605	1,749	51,542	—	—	—	—	53,291
Vesting of restricted stock	34,632	35	—	—	—	(4,276)	(165)	(130)
Share-based compensation	—	—	5,947	—	—	—	—	5,947
Two-for-one common stock split (Note 1 and 11)	106,188,814	106,189	(106,189)	—	—	(5,875,386)	—	—

Balance, December 31, 2005	213,269,704	213,270	383,695	1,215,483	6,901	(12,300,928)	(240,844)	1,578,505
Net income	—	—	—	502,006	—	—	—	502,006
Currency translation adjustments	—	—	—	—	12,407	—	—	12,407
Changes in unrealized fair value of derivatives	—	—	—	—	2,425	—	—	2,425
Minimum pension liability adjustments	—	—	—	—	857	—	—	857

Comprehensive income	—	—	—	502,006	15,689	—	—	517,695
Impact of SFAS 158 adoption (Note 13)	—	—	—	—	637	—	—	637
Purchases of common stock under Repurchase Program	—	—	—	—	—	(2,656,987)	(102,894)	(102,894)
Dividends declared	—	—	—	(64,009)	—	—	—	(64,009)
Exercise of stock options and non-employee equity awards	1,376,213	1,376	31,180	—	—	—	—	32,556
Vesting of restricted stock	300,834	301	—	—	—	(73,163)	(3,134)	(2,833)
Share-based compensation	—	—	27,280	—	—	—	—	27,280

Balance, December 31, 2006	214,946,751	214,947	442,155	1,653,480	23,227	(15,031,078)	(346,872)	1,986,937
Net income	—	—	—	647,051	—	—	—	647,051
Currency translation adjustments	—	—	—	—	46,743	—	—	46,743
Changes in unrealized fair value of derivatives	—	—	—	—	506	—	—	506
Changes in pension and other postretirement benefits	—	—	—	—	(2,636)	—	—	(2,636)

Comprehensive income	—	—	—	647,051	44,613	—	—	691,664
Impact of FIN 48 adoption (Note 1)	—	—	—	(1,191)	—	—	—	(1,191)
Purchases of common stock under Repurchase Program	—	—	—	—	—	(1,570,300)	(83,529)	(83,529)
Dividends declared	—	—	—	(80,116)	—	—	—	(80,116)
Exercise of stock options and non-employee equity awards	1,790,706	1,790	57,035	—	—	—	—	58,825
Vesting of restricted stock	848,760	849	—	—	—	(223,892)	(12,781)	(11,932)
Share-based compensation	—	—	34,239	—	—	—	—	34,239

Balance, December 31, 2007	217,586,217	$217,586	$533,429	$2,219,224	$67,840	(16,825,270)	$(443,182)	$2,594,897

The accompanying notes are an integral part of these financial statements.

SMITH INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts are expressed in thousands, unless otherwise noted)
1. Summary of Significant Accounting Policies
Basis of Presentation
     Smith International, Inc. (“Smith” or the “Company”) provides premium products and services to the oil and gas exploration and production industry. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and all applicable financial statement rules and regulations of the Securities and Exchange Commission (the “Commission”). Management believes the consolidated financial statements present fairly the financial position, results of operations and cash flows of the Company as of the dates indicated.
     The consolidated financial statements include the accounts of the Company and all wholly and majority-owned subsidiaries, after the elimination of all significant intercompany accounts and transactions. Investments in affiliates in which ownership interest ranges from 20 to 50 percent, and the Company exercises significant influence over operating and financial policies, are accounted for on the equity method. All other investments are carried at cost, which does not exceed the estimated net realizable value of such investments.
Stock Split
     In July 2005, the Company’s Board of Directors approved a two-for-one stock split, which was effected in the form of a stock dividend. Stockholders of record as of August 5, 2005 were entitled to the dividend, which was distributed on August 24, 2005.
Use of Estimates
     Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed amounts of contingent assets and liabilities and the reported amounts of revenues and expenses. Management believes the most significant estimates and assumptions are associated with the valuation of accounts receivable, inventories, goodwill and deferred taxes as well as the determination of liabilities related to environmental obligations and self-insurance programs. If the underlying estimates and assumptions, upon which the financial statements are based, change in future periods, actual amounts may differ from those included in the accompanying consolidated financial statements.
Cash and Cash Equivalents
     The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts to provide for receivables which may ultimately be uncollectible. Reserves are determined in light of a number of factors including customer specific conditions, economic events and the Company’s historical loss experience. At December 31, 2007 and 2006, the allowance for doubtful accounts was $17.3 million and $16.7 million, respectively.

Inventories
     Inventories are stated at the lower of cost or market. Cost is determined using the average cost method for the majority of the Company’s inventories; however, certain of the Company’s U.S.-based inventories are valued utilizing the last-in, first-out (“LIFO”) method. Inventory costs consist of materials, labor and factory overhead.
Fixed Assets
     Fixed assets, consisting of rental equipment and property, plant and equipment, are stated at cost, net of accumulated depreciation. The Company computes depreciation on fixed assets using principally the straight-line method; however, for income tax purposes, accelerated methods of depreciation are used. The estimated useful lives used in computing depreciation generally range from 20 to 40 years for buildings, three to 25 years for machinery and equipment, and five to ten years for rental equipment. Leasehold improvements are amortized over the initial lease term or the estimated useful lives of the improvements, whichever is shorter. Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $161.6 million, $129.6 million and $106.8 million, respectively.
     Costs of major renewals and betterments are capitalized as fixed assets; however, expenditures for maintenance, repairs and minor improvements are charged to expense when incurred. When fixed assets are sold or retired, the remaining cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the consolidated statement of operations.
Goodwill and Other Intangible Assets
     Goodwill represents the excess of cost over the fair value of net assets acquired. Recorded goodwill balances are not amortized but, instead, are evaluated for impairment annually or more frequently if circumstances indicate that an impairment may exist. The goodwill valuation, which is prepared during the first quarter of each calendar year, is largely influenced by projected future cash flows and, therefore, is significantly impacted by estimates and judgments.
     The Company amortizes other identifiable intangible assets on a straight-line basis over the periods expected to be benefited, ranging from two to 27 years. The components of these other intangible assets generally consist of patents, license agreements, non-compete agreements, trademarks and customer lists and contracts.
Impairment of Long-Lived Assets
     Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation is required, the estimated undiscounted future cash flows associated with the asset will be compared to the asset’s carrying amount to determine if an impairment exists.
Environmental Obligations
     Expenditures for environmental obligations that relate to current operations are expensed or capitalized, as appropriate. Liabilities are recorded when environmental clean-up efforts are probable and their cost is reasonably estimated, and are adjusted as further information is obtained. Such estimates are based on currently enacted laws and regulations and are not discounted to present value.
Liabilities Related to Self-Insurance Programs
     The Company is self-insured for certain casualty and employee medical insurance liabilities of its U.S. operations. Expenditures for casualty and medical claims are recorded when incurred after taking into consideration recoveries available under stop-loss insurance policies. Additionally, reserves are established to provide for the estimated cost of settling known claims as well as medical and casualty exposures projected to have been incurred but not yet reported.

Foreign Currency Translation and Transactions
     Gains and losses resulting from balance sheet translation of operations outside the United States where the applicable foreign currency is the functional currency are included as a component of accumulated other comprehensive income within stockholders’ equity. Gains and losses resulting from balance sheet translation of operations outside the United States where the U.S. dollar is the functional currency are included in the consolidated statements of operations.
     Gains and losses resulting from foreign currency transactions, excluding cash flow hedges discussed below, are recognized currently in the consolidated statements of operations.
Financial Instruments
     The nature of the Company’s business activities involves the management of various financial and market risks, including those related to changes in currency exchange rates and interest rates. The Company utilizes derivative financial instruments such as foreign exchange contracts, foreign exchange options and interest rate contracts to mitigate or eliminate certain of those risks. The Company does not enter into derivative instruments for speculative purposes.
     The Company records changes in fair market value related to fair value hedges, which includes foreign exchange contracts, to selling expenses in the consolidated statements of operations. Changes in value related to cash flow hedges, which includes foreign exchange contracts, foreign exchange options and interest rate swaps, are recorded in accumulated other comprehensive income and are recognized in the consolidated statement of operations when the hedged item affects earnings.
Income Taxes
     The Company accounts for income taxes using an asset and liability approach for financial accounting and income tax reporting based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.
     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. This interpretation addresses the determination of whether tax benefits claimed, or expected to be claimed, on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position when, based on technical merits, it is more likely than not the position will be sustained on examination by the taxing authorities. In connection with the adoption of FIN 48, the Company was required to record an additional $1.2 million of tax liabilities, including related interest and penalties, with a corresponding reduction in stockholders’ equity during the first quarter of 2007.
     The Company records penalty and interest amounts related to income tax matters as income tax expense in the accompanying financial statements. For the year ended December 31, 2007, the Company included $1.4 million and $0.9 million of interest and penalties, respectively, in income tax expense.
Revenue Recognition
     The Company’s revenues, which are composed of product, rental, service and other revenues, are generally subject to contractual arrangements which specify price and general terms and conditions. The Company recognizes product revenues, net of applicable provisions for returns, when title and the related risk of loss transfers to the customer. Rental, service and other revenues are recorded when such services are performed and collectibility is reasonably assured.

Minority Interests
     The Company records minority interest expense which reflects the portion of the earnings of majority-owned operations which are applicable to the minority interest partners. The minority interest amount primarily represents the share of the M-I SWACO profits associated with the minority partner’s 40 percent interest in those operations. To a lesser extent, minority interests include the portion of CE Franklin Ltd. and other joint venture earnings applicable to the respective minority shareholders.
Long-term Incentive Compensation
     The Company’s Board of Directors and its stockholders have authorized a long-term incentive plan for the benefit of key employees. Although the Plan provides for the issuance of various stock-based awards, the Compensation Committee has elected to issue restricted stock units and, prior to December, 2005, stock option awards.
     Restricted stock units are considered compensatory awards and compensation expense related to these units is recognized over the established vesting period in the accompanying consolidated financial statements.
     Accounting for the stock option program was impacted by the mandatory adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123r, “Share-Based Payment,” (“SFAS No. 123r”) on January 1, 2006. In connection with the implementation, the Company utilized the modified prospective method; and, accordingly, results for prior periods have not been restated. Prior to January 1, 2006, companies could apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations in accounting for its stock option program. Accordingly, for the 2005 fiscal year, the Company has elected to make pro forma footnote disclosures rather than recognizing the related compensation expense for stock option awards in the consolidated financial statements.
     Had the Company elected to apply the accounting standards of SFAS No. 123, “Accounting for Stock-Based Compensation”, the 2005 fiscal year’s net income and earnings per share would have approximated the pro forma amounts indicated below (in thousands, except per share data):

2005
Net income, as reported	$302,305
Add: Stock-based compensation expense included in reported income, net of related tax effect	3,952
Less: Total stock-based compensation expense determined under fair value methods, net of related tax effect	(13,056)

Net income, pro forma	$293,201

Earnings per share:
As reported:
Basic	$1.50
Diluted	1.48
Pro forma:
Basic	$1.45
Diluted	1.43
Recent Accounting Pronouncements
     From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date.

     In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes accounting and disclosure requirements for business combinations including the recognition and measurement of assets acquired, liabilities assumed, and any noncontrolling ownership interest purchased in a transaction. SFAS 141(R) also sets forth new guidance regarding the treatment of transaction-related costs and establishes additional disclosure requirements that will enable users to evaluate the nature and financial effects of business combinations. We are currently evaluating the provisions of SFAS 141(R) which are effective, and will be adopted by the Company, on January 1, 2009.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”) which addresses the accounting and disclosure requirements for subsidiaries which are not wholly-owned. Under SFAS 160, the Company will be required to classify the minority interest liability reflected in the accompanying consolidated balance sheet as a component of stockholders’ equity. Moreover, the Company will be required to present net income attributable to the Company and the minority partners’ ownership interest separately on the consolidated statement of operations. We are currently evaluating the provisions of SFAS 160 which are effective, and will be adopted by the Company, on January 1, 2009 to determine any additional impact on the Company’s consolidated financial statements.
     Management believes the impact of other recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.
2. Acquisitions
     During 2007, the Company completed five acquisitions in exchange for aggregate cash consideration of $39.9 million and the assumption of certain liabilities. The 2007 transactions primarily consist of the following:
On May 16, 2007, Smith Services acquired D.S.I. Inspection Services, Inc. (“DSI”) in exchange for cash consideration of approximately $16.7 million. DSI, based in the United States, is a provider of inspection, machine shop and other related services. The Company may be required to fund additional cash consideration of up to $2.0 million related to the DSI transaction upon the lapse of certain contingencies.
On December 3, 2007, CE Franklin acquired the outstanding stock of Jen Supply Ltd. (“Jen Supply”) in exchange for $12.4 million of cash and a $0.5 million note. Jen Supply, based in Alberta, Canada is an oilfield equipment distributor. CE Franklin may be required to fund additional cash consideration of $2.5 million under the terms of an earn-out arrangement.
     The excess of the purchase price over the estimated fair value of net assets acquired approximated $19.4 million, primarily pertaining to the DSI and Jen Supply transactions, and has been recorded as goodwill in the consolidated balance sheet. Based on the structure of the transactions, the majority of the goodwill related to the 2007 acquisitions is not expected to be deductible for tax purposes. The purchase price allocations related to these acquisitions are based on preliminary information and are subject to change when additional data concerning final asset and liability valuations is obtained; however, material changes in the preliminary allocations are not anticipated by management.
     In certain situations, the Company negotiates transaction terms which provide for the payment of additional consideration if various financial and/or business objectives are met. In addition to the acquisition consideration discussed above, the Company paid $13.5 million of purchase consideration to settle obligations related to earn-out arrangements during 2007. The acquisition-related payments are reflected in the consolidated balance sheet as goodwill.

     During 2006, the Company completed seven acquisitions in exchange for aggregate cash consideration of $226.7 million and the assumption of certain liabilities. The 2006 transactions primarily consist of the following:
On February 23, 2006, M-I SWACO acquired Epcon Offshore AS (“Epcon”) in exchange for cash consideration of approximately $44.9 million. Epcon, based in Porsgrunn, Norway, is a global provider of proprietary water treatment technology designed to optimize the removal of hydrocarbons from water generated during the oil and gas production process.
On August 3, 2006, M-I SWACO acquired Specialised Petroleum Services Group Limited (“SPS”) in exchange for cash consideration of approximately $165.4 million. SPS, based in Aberdeen, Scotland, is a global provider of patented well-bore clean-up products and engineering services used to remove debris from the wellbore to facilitate improved well production.
     The excess of the purchase price over the estimated fair value of the net assets acquired amounted to $129.3 million, primarily pertaining to SPS and Epcon, and has been recorded as goodwill in the accompanying consolidated balance sheet.
     During 2005, the Company completed six acquisitions in exchange for aggregate cash consideration of $81.3 million and the assumption of certain liabilities. The 2005 transactions primarily consist of the following:
On August 17, 2005, Smith Services acquired certain operating assets of Tubular Technology, Inc. (“TTI”) and associated companies for cash consideration of $23.2 million. The acquired operations provide a full range of products and services used during the installation of corrosion-resistant alloy tubulars and also offer proprietary products and technical services used during the completion-phase of oil and gas wells, primarily to customers in the U.S. Gulf Coast region.
On November 1, 2005, Smith Services acquired certain operating assets of Nunez Oil Field Pipe, Ltd. (“Nunez”) and associated companies for cash consideration of $41.4 million. The acquired companies rent and repair premium drill pipe, drill collars, and blow-out preventers and perform machine shop and related inspection services in the United States.
     The excess of the purchase price over the estimated fair value of the net assets acquired amounted to $23.4 million, primarily pertaining to Nunez and TTI, and has been recorded as goodwill in the accompanying consolidated balance sheet.
     These acquisitions have been recorded using the purchase method of accounting and, accordingly, the acquired operations have been included in the results of operations since the date of acquisition. Pro forma results of operations have not been presented because the effect of these acquisitions was not material to the Company’s consolidated financial statements.
     The following schedule summarizes investing activities related to 2007, 2006 and 2005 acquisitions included in the consolidated statements of cash flows:

	2007	2006	2005
Fair value of tangible and identifiable intangible assets, net of cash acquired	$26,185	$171,125	$68,597
Goodwill acquired	19,422	129,278	23,444
Payments to former shareholders of businesses acquired	13,522	—	—
Total liabilities assumed	(5,677)	(73,676)	(10,713)

Cash paid for acquisitions, net of cash acquired	$53,452	$226,727	$81,328

3. Dispositions
     From time to time, the Company divests of select business operations. During 2007, the Company completed the disposition of certain majority-owned venture operations in exchange for aggregate cash consideration of $16.7 million and eliminated related net assets, including $10.2 million of goodwill. During the years ended December 31, 2006 and 2005, the Company completed the disposition of its ownership interest in certain Oilfield operations in exchange for aggregate cash consideration of $13.5 million and $20.5 million, respectively.
     These transactions resulted in an aggregate pre-tax gain of approximately $1.5 million, $6.5 million and $5.9 million for the year’s ended December 31, 2007, 2006 and 2005, respectively. The impact of these dispositions has been reflected as a reduction in general and administrative expenses in the accompanying consolidated statements of operations for the respective periods. Pro forma results of operations have not been presented because the effect of these dispositions was not material to the Company’s consolidated financial statements.
4. Earnings Per Share
     Basic earnings per share (“EPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to the potential dilution of earnings that could have occurred if additional shares were issued for stock option and restricted stock awards under the treasury stock method. For the years ended December 31, 2007 and 2006, an immaterial number of outstanding stock-based awards, were excluded from the computation of diluted EPS because they were anti-dilutive. The following schedule reconciles the income and shares used in the basic and diluted EPS computations (in thousands, except per share data):

	2007	2006	2005
Net Income	$647,051	$502,006	$302,305

Weighted average number of common shares outstanding	200,244	200,252	201,651

Basic EPS	$3.23	$2.51	$1.50

Net Income	$647,051	$502,006	$302,305

Weighted average number of common shares outstanding	200,244	200,252	201,651
Dilutive effect of stock options and restricted stock units	1,703	1,756	2,871

	201,947	202,008	204,522

Diluted EPS	$3.20	$2.49	$1.48

5. Inventories
     Inventories consist of the following at December 31:

	2007	2006
Raw materials	$139,218	$117,812
Work-in-process	173,836	147,543
Finished goods	1,461,373	1,285,558

	1,774,427	1,550,913

Reserves to state certain U.S. inventories (FIFO cost of $611,062 and $559,943 in 2007 and 2006, respectively) on a LIFO basis	(116,255)	(93,542)

	$1,658,172	$1,457,371

     During 2007, the Company recorded additional LIFO reserves of $22.7 million. The increase primarily relates to the revaluation of on-hand inventories to current unit cost standards, reflecting modest cost inflation experienced in the Oilfield manufacturing operations.

6. Property, Plant and Equipment
     Property, plant and equipment consist of the following at December 31:

	2007	2006
Land and improvements	$62,546	$55,138
Buildings	235,545	181,419
Machinery and equipment	880,562	717,761
Rental tools	726,333	597,468

	1,904,986	1,551,786
Less — Accumulated depreciation	(799,106)	(664,742)

	$1,105,880	$887,044

7. Goodwill and Other Intangible Assets
Goodwill
     The following table presents goodwill on a segment basis as of the dates indicated, as well as changes in the account during the period shown. Beginning and ending goodwill balances are presented net of accumulated amortization of $53.6 million:

		Smith
		Drilling and
	M-I SWACO	Evaluation	Distribution	Total
Balance as of December 31, 2005	$557,021	$142,121	$37,906	$737,048
Goodwill acquired	126,879	85	2,314	129,278
Purchase price and other adjustments	—	890	431	1,321

Balance as of December 31, 2006	683,900	143,096	40,651	867,647
Goodwill acquired	4,422	4,833	10,167	19,422
Goodwill related to disposed operations	—	(10,197)	—	(10,197)
Purchase price and other adjustments	18,843	—	727	19,570

Balance as of December 31, 2007	$707,165	$137,732	$51,545	$896,442

Other Intangible Assets
     The components of other intangible assets at December 31 are as follows:

	2007			2006
							Weighted
							Average
	Gross			Gross			Amortization
	Carrying	Accumulated		Carrying	Accumulated		Period
	Amount	Amortization	Net	Amount	Amortization	Net	(years)
Patents	$112,485	$35,190	$77,295	$101,269	$19,547	$81,722	13.5
License agreements	31,688	14,204	17,484	31,231	10,661	20,570	10.6
Non-compete agreements and trademarks	36,704	21,032	15,672	33,421	15,662	17,759	9.7
Customer lists and contracts	34,603	16,695	17,908	29,403	8,314	21,089	8.9

	$215,480	$87,121	$128,359	$195,324	$54,184	$141,140	12.0

     Amortization expense of other intangible assets was $31.3 million, $20.3 million and $10.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization expense is expected to approximate $23.4 million for fiscal year 2008 and is anticipated to range between $10.4 million and $18.2 million per year for the 2009 – 2012 fiscal years.
8. Debt
     The following summarizes the Company’s outstanding debt at December 31:

	2007	2006
Current:
Short-term borrowings	$111,609	$89,307
Current portion of long-term debt	27,872	198,397

Short-term borrowings and current portion of long-term debt	$139,481	$287,704

Long-Term:
Notes:
6.0% Senior Notes maturing June 2016 with an effective interest rate of 6.11%. Interest payable semi-annually (presented net of unamortized discount of $262 and $293 in 2007 and 2006, respectively)	$274,738	$274,707

6.75% Senior Notes maturing February 2011 with an effective interest rate of 6.83%. Interest payable semi-annually (presented net of unamortized discount of $249 and $368 in 2007 and 2006, respectively)	219,751	219,632

7.0% Senior Notes repaid in September 2007	—	149,931

7.7% Senior Notes repaid in July 2007	—	7,143

Bank revolvers payable:
$275 million revolving note expiring May 2010. Interest payable quarterly at base rate (7.25% at December 31, 2007) or Eurodollar rate, as defined (5.57% at December 31, 2007) and described below	245,000	119,000

M-I SWACO $125 million revolving note expiring May 2010. Interest payable quarterly at base rate or Eurodollar rate, as defined and described below	—	41,500

Term Loans:
M-I SWACO £80 million term loan payable to a financial institution. Principal due in semi-annual installments of £6.7 million through December 2012. Interest payable at Eurocurrency rate of LIBOR plus 35 basis points (6.32% at December 31, 2007)	133,235	157,686

M-I SWACO €27.5 million term loan repaid in June 2007	—	28,868

Other	772	858

	873,496	999,325
Less-Current portion of long-term debt	(27,872)	(198,397)

Long-term debt	$845,624	$800,928

Principal payments of long-term debt for years subsequent to 2008 are as follows:
2009	$26,523
2010	271,536
2011	246,274
2012	26,524
Thereafter	274,767

	$845,624

     Short-term borrowings consist of amounts outstanding under lines of credit and short-term notes. Certain subsidiaries of the Company have unsecured credit facilities with non-U.S. banks aggregating $275.7 million with $164.1 million of additional borrowing capacity available under these facilities at December 31, 2007. These borrowings had a weighted average interest rate of 6.6 percent and 7.6 percent at December 31, 2007 and 2006, respectively.
     In addition to the credit facilities discussed above, the Company has a $400 million unsecured revolving credit facility provided by a syndicate of nine financial institutions. The revolving credit agreement (the “Agreement”) allows for the election of interest at a base rate, or a Eurodollar rate ranging from LIBOR plus 40 to 50 basis points depending on the borrowing levels drawn under the facility. The Agreement also requires the payment of a quarterly commitment fee of 10 basis points on the unutilized portion of the facility and compliance with certain customary covenants, including a 40 percent debt-to-total capitalization limitation.
     The 6.0 percent and 6.75 percent Senior Notes (the “Public Notes”) are unsecured obligations of the Company issued under an Indenture dated September 8, 1997. The Indenture contains no financial covenants, nor any restrictions related to the payment of cash dividends to common stockholders. The Company’s Public Notes are redeemable by the Company, in whole or in part, at any time prior to maturity at a redemption price equal to accrued interest plus the greater of the principal amount or the present value of the remaining principal and interest payments.
     Borrowings under the M-I SWACO £80 million term loan are unsecured and require compliance with certain customary covenants, including debt-to-total capitalization and debt-to-EBITDA limitations. The term loan can be prepaid, in whole or in part, without penalty subject to required notice periods and compliance with minimum prepayment amounts.
     The Company was in compliance with its loan covenants under the various loan indentures, as amended, at December 31, 2007.
9. Financial Instruments
Foreign Currency Contracts
     The Company enters into spot and forward contracts as a hedge against foreign currency denominated assets and liabilities and foreign currency commitments. The term of these contracts generally do not exceed two years. For fair value hedges, realized and unrealized gains and losses are recognized currently through earnings, and the resulting amounts generally offset foreign exchange gains or losses on the related accounts. The Company recognized expense of approximately $5.8 million, $5.9 million and $4.4 million in 2007, 2006 and 2005, respectively, related to net realized and unrealized losses on fair value hedge contracts. Gains or losses on designated cash flow hedge contracts are deferred to accumulated other comprehensive income and recognized in the consolidated statement of operations when the hedged item affects earnings. The Company recognized income of $1.7 million in 2007, and expense of $1.6 million and $0.9 million in 2006 and 2005, respectively, related to cash flow hedge contracts. As of December 31, 2007, the notional amounts of fair value hedge contracts and cash flow hedge contracts outstanding were $110.3 million and $12.7 million, respectively, and the fair value was greater than the notional amount of these contracts by $0.8 million. As of December 31, 2006, the notional amount of fair value hedge contracts and cash flow hedge contracts outstanding were $126.9 million and $20.8 million, respectively, and the fair value was less than the notional amount of these contracts by $0.2 million.

Fair Value of Other Financial Instruments
     The recorded and fair values of long-term debt at December 31 are as follows:

	2007		2006
	Recorded	Fair	Recorded	Fair
	Value	Value	Value	Value
Long-term Debt	$873,496	$889,104	$999,325	$1,015,062
     The fair value of publicly-traded long-term debt was primarily determined using quoted market prices. The fair value of the remaining financial instruments, including cash and cash equivalents, receivables, payables and short-term and bank borrowings, approximates the carrying value due to the nature of these instruments.
Concentration of Credit Risk
     We sell our products and services to numerous companies in the oil and natural gas industry. The significant energy industry concentration has the potential to impact the Company’s exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. Although this concentration could affect our overall exposure to credit risk, we believe that we are exposed to minimal risk since the majority of our business is conducted with major companies within the industry. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral for our accounts receivable. In some cases, we will require payment in advance or security in the form of a letter of credit or bank guarantee.
10. Income Taxes
     The geographical sources of income before income taxes and minority interests for the three years ended December 31, 2007 were as follows:

	2007	2006	2005
Income before income taxes and minority interests:
United States	$644,283	$443,453	$225,207
Non-United States	659,592	576,643	402,600

Total	$1,303,875	$1,020,096	$627,807

     The income tax provision is summarized as follows:

	2007	2006	2005
Current:
United States	$172,948	$127,964	$62,243
Non-United States	208,352	183,695	124,881
State	4,906	11,278	4,983

	386,206	322,937	192,107

Deferred:
United States	21,849	2,308	8,073
Non-United States	381	1,289	2,349
State	35	140	214

	22,265	3,737	10,636

Income tax provision	$408,471	$326,674	$202,743

     The Company’s income tax provision includes amounts related to the anticipated repatriation of certain earnings of its non-U.S. subsidiaries. Undistributed earnings above the amounts upon which taxes have been provided, which approximated $329.2 million at December 31, 2007, are intended to be permanently invested by the Company. It is not practicable to determine the amount of applicable taxes that would be incurred if any of such earnings were repatriated.
     The consolidated effective tax rate (as a percentage of income before income taxes and minority interests) is reconciled to the U.S. federal statutory tax rate as follows:

	2007	2006	2005
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
Minority partners’ share of U.S. partnership earnings	(3.0)	(2.6)	(2.5)
Non-deductible expenses	1.1	0.9	1.1
Benefit of extraterritorial income exclusion, manufacturer’s production exclusion and research credits	(0.9)	(0.5)	(0.8)
State taxes, net	0.3	1.1	0.8
Non-U.S. tax provisions which vary from the U.S. rate/non-U.S. losses with no tax benefit realized	(1.2)	(1.3)	(0.9)
Change in valuation allowance	(0.1)	—	(0.1)
Other items, net	0.1	(0.6)	(0.3)

Effective tax rate	31.3%	32.0%	32.3%

     The components of deferred taxes at December 31 are as follows:

	2007	2006
Deferred tax liabilities attributed to the excess of net book basis over remaining tax basis (principally depreciation and amortization):
United States	$(116,886)	$(99,443)
Non-United States	(87,766)	(84,244)

Total deferred tax liabilities	(204,652)	(183,687)

Deferred tax assets attributed to net operating loss and tax credit carryforwards:
United States	—	—
Non-United States	14,672	18,395

Other deferred tax assets (principally accrued liabilities not deductible until paid and inventory reserves):
United States	71,453	76,298
Non-United States	17,981	15,160

Subtotal	104,106	109,853

Valuation allowance	(14,662)	(16,232)

Total deferred tax assets	89,444	93,621

Net deferred tax liabilities	$(115,208)	$(90,066)

Balance sheet presentation:
Deferred tax assets, net	$46,220	$51,070
Other assets	8,206	8,822
Income taxes payable	(9,390)	(6,834)
Deferred tax liabilities	(160,244)	(143,124)

Net deferred tax liabilities	$(115,208)	$(90,066)

     At December 31, 2007, the accompanying consolidated financial statements include $14.7 million of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States. Although a significant portion of these losses will carryforward indefinitely and are available to reduce future tax liabilities of the respective foreign entity, management currently believes that the majority of these assets will not be realized and has, accordingly, established a $14.7 million valuation reserve. The $1.6 million decrease from the prior year-end valuation reserve reflects the impact of changes in currency exchange rates, the expiration of operating loss carryforwards and changes in the anticipated realizability of certain foreign deferred tax assets.
Liability for Uncertain Tax Positions
     In addition to the tax liabilities discussed above, the Company establishes reserves for positions taken on tax matters which, although considered appropriate under the regulations, could potentially be successfully challenged by authorities during a tax audit or review. The accompanying consolidated balance sheet includes liabilities of $45.9 million and $29.6 million to provide for uncertain tax positions taken as of December 31, 2007 and 2006, respectively.
     The uncertain tax liability as of December 31, 2007, which is primarily reflected in Other long-term liabilities, consists of $34.5 million of unrecognized tax benefits, $7.6 million of interest and $3.8 million of penalties. Although the Company does not expect to report a significant change in the amount of liabilities recorded for uncertain tax positions during the next twelve-month period, changes in the recorded reserves could impact future reported results. Accordingly, if the Company’s uncertain tax positions were allowed by the relevant taxing authorities during a review or expired unchallenged, approximately $27.1 million of the uncertain tax liability would be recorded as a reduction in tax expense with the remaining $18.8 million recorded as a decrease to goodwill or other balance sheet accounts.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance as of January 1, 2007	$22,629
Additions for tax positions of prior years	7,271
Reductions for tax positions of prior years	(2,758)
Additions for tax positions in the current year	8,324
Settlements with tax authorities	(200)
Reductions due to the lapse of applicable statute of limitations	(728)

Balance as of December 31, 2007	$34,538

     The Company operates in more than 70 countries and is subject to income taxes in most of those jurisdictions. The following table summarizes the earliest tax years that remain subject to examination by taxing authorities in the major jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Tax Period
Canada	2000
Italy	2002
Norway	1997
Russia	2004
United Kingdom	2001
United States	2001

11. Stockholders’ Equity
Dividend Program
     In February 2005, the Company’s Board of Directors approved a regular quarterly cash dividend program. The Board of Directors declared dividends of $80.1 million, or $0.40 per share; $64.0 million, or $0.32 per share; and $48.4 million, or $0.24 per share, for the years ended December 31, 2007, 2006 and 2005, respectively.
     The level of future dividend payments will be at the discretion of the Board of Directors and will depend upon the Company’s financial condition, earnings and cash flow from operations, the level of its capital expenditures, compliance with certain debt covenants, its future business prospects and other factors that the Board of Directors deem relevant.
Stock Split
     On July 21, 2005, the Company’s Board of Directors approved a two-for-one stock split, which was effected in the form of a stock dividend. Stockholders of record as of August 5, 2005 were entitled to the dividend, which was distributed on August 24, 2005.
Common Stock Repurchases
     In October 2005, the Company’s Board of Directors approved a share repurchase program that allows for the purchase of up to 20 million shares of the Company’s common stock, subject to regulatory issues, market considerations and other relevant factors. The Company has purchased $83.5 million, $102.9 million and $117.8 million of common stock during 2007, 2006, and 2005, respectively, under the existing and a previously authorized repurchase program (collectively the “Repurchase Programs”). As of December 31, 2007, approximately 15.7 million shares remained available for purchase under the current program which may be executed from time to time in the open market. Common stock obtained by the Company through the Repurchase Programs has been added to the Company’s treasury stock holdings.
     In addition, certain participants in the long-term incentive plans surrender shares of common stock in order to satisfy tax withholding obligations. The Company acquired an immaterial number of shares in the prior three year period which have been added to the Company’s treasury stock holdings and may be used in the future for acquisitions or other corporate purposes. These shares are not considered acquisitions under the Company’s Repurchase Programs.
Stockholder Rights Plan
     On June 8, 2000, the Company adopted a Stockholder Rights Plan (the “Rights Plan”). As part of the Rights Plan, the Company’s Board of Directors declared a dividend of one junior participating preferred stock purchase right (“Right”) for each share of the Company’s common stock outstanding on June 20, 2000. The Board also authorized the issuance of one such Right for each share of the Company’s common stock issued after June 20, 2000 until the occurrence of certain events.
     The Rights are exercisable upon the occurrence of certain events related to a person (an “Acquiring Person’) acquiring or announcing the intention to acquire beneficial ownership of 20 percent or more of the Company’s common stock. In the event any person becomes an Acquiring Person, each holder (except an Acquiring Person) will be entitled to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of common stock having a market value of twice the Right’s exercise price. The Acquiring Person will not be entitled to exercise these Rights. In addition, if at any time after a person has become an Acquiring Person, the Company is involved in a merger or other business combination transaction, or sells 50 percent or more of its assets or earning power to another entity, each Right will entitle its holder to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of common stock of such other entity having a value of twice the Right’s exercise price. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the Company’s common stock, the Board may extinguish the Rights by exchanging one share of common stock, or an equivalent security, for each Right, other than Rights held by the Acquiring Person.
     In the event the Rights become exercisable and sufficient shares of the Company’s common stock are not authorized to permit the exercise of all outstanding Rights, the Company is required under the Rights Plan to take all necessary action including, if necessary, seeking stockholder approval to obtain additional authorized shares.
     The Rights are subject to redemption at the option of the Board of Directors at a price of one-quarter of a cent per Right until the occurrence of certain events. The Rights currently trade with Smith common stock, have no voting or dividend rights and expire on June 8, 2010.
Accumulated Other Comprehensive Income
     Accumulated other comprehensive income in the accompanying consolidated balance sheets consists of the following:

	2007	2006
Currency translation adjustments	$72,298	$25,555
Unrealized fair value of derivatives	755	249
Pension and other postretirement benefits	(5,213)	(2,577)

Accumulated other comprehensive income	$67,840	$23,227

     Approximately $0.9 million of the unrealized fair value of derivatives is expected to be recognized as after-tax expense during the fiscal year ending December 31, 2008.
12. Retirement Plans
Defined Contribution Plans
     The Company established the Smith International, Inc. 401(k) Retirement Plan (the “Smith Plan”) for the benefit of all eligible employees. Employees may voluntarily contribute a percentage of their compensation, as defined, to the Smith Plan. The Company makes basic, retirement and, in certain cases, discretionary matching contributions to each participant’s account under the Smith Plan. Participants receive a basic match on contributions to the Smith Plan of up to 1 1/2 percent of qualified compensation and a retirement contribution ranging from two percent to six percent of qualified compensation. In addition, the Board of Directors may provide discretionary profit-sharing contributions based upon financial performance to participants who are employed by the Company on December 31.
     In 2004, the Company established the Wilson 401(k) Retirement Plan (the “Wilson Plan”) under which participating employees may voluntarily contribute a percentage of their compensation, as defined, to the Wilson Plan. Wilson makes matching contributions to each participant’s account ranging from 1/4 percent to six percent of qualified compensation. In addition, the Board of Directors may provide discretionary profit-sharing contributions based upon financial performance to participants who are employed by Wilson on December 31.

     M-I SWACO has a company Profit-Sharing and Savings Plan (the “M-I Retirement Plan”) under which participating employees may voluntarily contribute a percentage of their compensation, as defined. At its discretion, M-I SWACO may make basic, matching and in certain cases, discretionary matching contributions to each participant’s account under the M-I Retirement Plan. Participants are eligible to receive a basic contribution equal to three percent of qualified compensation, and a full match on employee contributions of up to 1 1/2 percent of qualified compensation. In addition, the Board of Directors may provide discretionary profit-sharing contributions based upon financial performance to participants who are employed by M-I SWACO on December 31.
     The Company recognized expense totaling $43.8 million, $50.5 million, and $37.8 million in 2007, 2006 and 2005, respectively, related to Company contributions to the plans.
     Certain of the Company’s subsidiaries sponsor various defined contribution plans. The Company’s contributions under these plans for each of the three years in the period ended December 31, 2007 were immaterial.
Deferred Compensation Plans
     The Company maintains Supplemental Executive Retirement Plans (“SERP”), non-qualified, deferred compensation programs, for the benefit of officers and certain other eligible employees of the Company. Participants may contribute up to 100 percent of cash compensation, on a pre-tax basis, as defined. Plan provisions allow for retirement and matching contributions, similar to those provided under the Company’s defined contribution programs, and, in certain cases, an interest contribution in order to provide a yield on short-term investments equal to 120 percent of the long-term applicable federal rate, as defined.
     In the event of insolvency or bankruptcy, plan assets are available to satisfy the claims of all general creditors of the Company. Accordingly, the accompanying consolidated balance sheets reflect the aggregate participant balances as both an asset and a liability of the Company. As of December 31, 2007 and 2006, $66.7 million and $59.3 million, respectively, are included in other assets with a corresponding amount recorded in other long-term liabilities.
     During the years ended December 31, 2007, 2006 and 2005, Company contributions to the plans totaled $1.3 million, $1.9 million and $2.5 million, respectively.
13. Employee Benefit Plans
     Effective December 31, 2006, the Company adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires recognition of the funded status of an entity’s defined benefit pension and other postretirement benefit plans as an asset or liability in the Company’s consolidated balance sheet. Subsequent changes to the funded status are to be recognized through stockholders’ equity as a component of comprehensive income.
     The Company currently maintains various defined benefit pension plans covering certain U.S. and non-U.S. employees. Future benefit accruals and the addition of new participants under the U.S. plans were frozen prior to 1998.

     The Company and certain subsidiaries have postretirement benefit plans which provide health care benefits to a limited number of current, and in certain cases, future retirees. Individuals who elect to contribute premiums are eligible to participate in the Company’s medical and prescription drug programs, with certain limitations. In addition to premiums, the retiree is responsible for deductibles and any required co-payments and is subject to annual and lifetime dollar spending caps.
     The following tables disclose the changes in benefit obligations and plan assets during the periods presented and reconcile the funded status of the plans to the amounts included in the accompanying consolidated balance sheets:

	Pension Plans		Postretirement Benefit Plans
	2007	2006	2007	2006
Changes in benefit obligations:
Benefit obligations at beginning of year	$49,988	$46,631	$10,059	$10,070
Service cost	4,461	3,111	381	267
Interest cost	3,104	2,456	563	538
Plan participants’ contributions	—	—	587	624
Actuarial loss (gain)	6,229	(1,349)	(1,466)	(565)
Other	4,210	—	—	—
Benefits paid	(1,066)	(861)	(738)	(875)

Benefit obligations at end of year	$66,926	$49,988	$9,386	$10,059

Changes in plan assets:
Fair value of plan assets at beginning of year	$44,616	$38,993	$—	$—
Actual return on plan assets	2,182	3,797	—	—
Employer contributions	3,840	4,464	151	251
Plan participants’ contributions	—	—	587	624
Other	—	(1,777)	—	—
Benefits paid	(1,066)	(861)	(738)	(875)

Fair value of plan assets at end of year	$49,572	$44,616	$—	$—

Funded status	$(17,354)	$(5,372)	$(9,386)	$(10,059)

Amounts recognized in the consolidated balance sheet:
Non-current assets	$584	$34	$—	$—
Other long-term liabilities	(17,938)	(5,406)	(9,386)	(10,059)

Net amount recognized	$(17,354)	$(5,372)	$(9,386)	$(10,059)

Amounts in accumulated other comprehensive income:
Net actuarial loss(gain)	$7,907	$4,396	$(2,738)	$(1,906)
Prior service costs	44	88	—	—

Net amount recognized	$7,951	$4,484	$(2,738)	$(1,906)

Net Periodic Benefit Expense
     Net periodic benefit expense and the weighted average assumptions used to determine the net benefit expense for the fiscal years ended December 31, and the projected benefit obligation at December 31 are as follows:

	Pension Plans			Postretirement Benefit Plans
	2007	2006	2005	2007	2006	2005
Components of net periodic benefit expense:
Service cost	$4,461	$3,111	$2,787	$381	$267	$242
Interest cost	3,104	2,456	2,142	563	538	548
Return on plan assets	(3,478)	(2,365)	(2,292)	—	—	—
Amortization of prior service cost	8	11	11	—	—	(91)
Amortization of loss (gain)	286	818	706	(157)	(87)	(130)
Plan termination	—	—	—	—	—	(4,467)

Net periodic benefit expense (income)	$4,381	$4,031	$3,354	$787	$718	$(3,898)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (“OCI”):

Net (gain)/loss arising during the year	$3,762	*	*	$(989)	*	*
Amortization of prior service (cost)/credit	(8)	*	*	—	*	*
Amortization of net gain/(loss)	(286)	*	*	157	*	*

Other comprehensive income	$3,468	*	*	$(832)	*	*

Total net periodic benefit expense and OCI:	$7,849	*	*	$(45)	*	*

*   Due to the adoption of SFAS 158, the pension and postretirement benefit plan disclosures are not comparable on a year-to-year basis.

Net periodic benefit expense:
Discount rate	5.75%	5.50%	5.75%	5.75%	5.50%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Projected benefit obligation:
Discount rate	6.30%	5.75%	5.50%	6.30%	5.75%	5.50%
Expected return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Additional Pension Plan Information
     In determining the expected return on plan assets, the Company considers the investment mix, the historical market performance and economic and other indicators of future performance. The Company primarily utilizes a mix of common stock and fixed income index funds to generate asset returns comparable with the general market. The investment mix of pension assets at December 31 is summarized in the following table:

	2007	2006
Common stock and related index funds	44%	47%
Fixed income securities and related index funds	44	40
Real estate	7	6
Money market funds	5	7

Total	100%	100%

     For pension plans with accumulated benefit obligations in excess of plan assets, the following table sets forth the projected and accumulated benefit obligations and the fair value of plan assets at December 31:

	2007	2006
Projected benefit obligation	$66,926	$49,988
Accumulated benefit obligation	51,712	49,988
Plan assets at fair value	49,572	44,616
     Estimated future benefit payments based on projected future service are expected to range between $1.2 million and $1.9 million a year for the next five years and approximate $11.6 million for the five-year period ending December 31, 2017. Company contributions to the pension plans during 2008 are expected to be comparable with 2007 contribution levels.
Additional Postretirement Benefit Plan Information
     The assumed health care cost trend rates used to determine the projected postretirement benefit obligation at            December 31 are as follows:

	2007	2006
Health care cost trend rate for current year	10.9%	12.0%
Rate that the cost trend rate gradually declines (ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2016	2016
     A one-percentage point change in assumed health care cost trend rates would have the following effects on the benefit obligations and the aggregate of the service and interest cost components of the postretirement benefits expense:

	One-	One-
	Percentage-	Percentage-
	Point Increase	Point Decrease
Effect on total service and interest cost	$5	$(80)
Effect on accumulated postretirement benefit obligation	118	(867)
     Estimated future benefit payments based on projected future service are expected to approximate $0.5 million a year for the next five years and $3.2 million for the five-year period ending December 31, 2017. Company contributions to the postretirement benefit plans during 2008 are expected to be comparable to the 2007 levels.
14. Long-Term Incentive Compensation
     As of December 31, 2007, the Company had outstanding restricted stock and stock option awards granted under the 1989 Long-Term Incentive Compensation Plan (the “Plan”). As of December 31, 2007, 1,074,185 shares were authorized for future issuance pursuant to the Plan.

     Restricted Stock Units
     The restricted stock program consists of a combination of performance-based restricted stock units (“performance-based units”) and time-based restricted stock units (“time-based units”). The number of performance-based units issued under the program, which can range from zero to 130 percent of the target units granted, is solely dependent upon the return on equity achieved by the Company in the fiscal year subsequent to the award. A summary of the Company’s restricted stock program is presented below:

					Total
	Time-based Awards		Performance-based Awards		Restricted
	No. of Units	Fair Value(a)	No. of Units	Fair Value(a)	Stock Units
Outstanding at December 31, 2006	524,552	$40.84	1,601,616 (b)	$39.71	2,126,168
Granted	444,428	62.53	400,665	63.76	845,093
Forfeited	(19,913)	40.51	(25,050)	37.05	(44,963)
Vested	(152,380)	40.26	(696,380)	37.39	(848,760)

Outstanding at December 31, 2007	796,687	$53.06	1,280,851	$48.55	2,077,538

(a)	Reflects the weighted average grant-date fair value.

(b)	Reflects achievement of performance criteria for awards granted prior to December 2007.
     The total intrinsic value of restricted stock units vested during the years ended December 31, 2007, 2006, and 2005 was $48.7 million, $12.5 million, and $1.2 million, respectively. In addition, restrictions on approximately 684,000 performance-based units and 255,500 time-based units outstanding at December 31, 2007 are expected to lapse during the 2008 fiscal year.
     Stock Options
     Stock options are generally granted at the fair market value on the date of grant, vest over a four-year period and expire ten years after the date of grant. A summary of the Company’s stock option program is presented below:

		Weighted	Weighted
	Shares	Average	Average	Aggregate
	Under	Exercise	Remaining	Intrinsic Value
	Option	Price	Contractual Life	(in thousands)
Outstanding at December 31, 2006	3,351,381	$18.78
Granted	—	—
Forfeited	(55,004)	21.33
Exercised	(1,748,706)	17.58

Outstanding at December 31, 2007	1,547,671	$20.04	5.5	$83,277

Exercisable at December 31, 2007	1,411,143	$19.19	5.4	$77,135
     The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005 was $69.0 million, $34.3 million, and $48.7 million, respectively.

     The Company used an open-form (lattice) model to determine the fair value of options granted, and accordingly, calculate the share-based compensation expense. The fair value and assumptions used are as follows:

	2006	2005
Fair value of stock options granted	$11.92	$8.53

Expected life of option (years)	5.0	5.0

Expected stock volatility	31.0%	31.0%

Expected dividend yield	0.8%	0.8%

Risk-free interest rate	4.3%	3.9%
     Expected volatilities are based on both historical volatility of the company’s stock price and implied volatility of exchange-traded options on the company’s stock. The expected life of options is based on historical data for options granted by the company after 1994. The risk-free rates are based on yields available at the time of grant on U.S. Treasury bonds for maturities consistent with the expected life assumption.
     Share-based Compensation Expense
     Compensation expense for stock options and time-based units is recognized over the four-year vesting period. For performance-based units, compensation expense is recognized over the three-year vesting period.
     Prior to the adoption of SFAS No. 123r, compensation expense for the performance-based units was calculated as the difference between the market value and the exercise price. After adoption of SFAS No. 123r, compensation expense for the performance-based units and time-based units is based on the grant-date fair value. Share-based compensation expense, consisting of restricted stock unit and stock option awards, for the year ended December 31, 2007 and 2006 was $34.2 million and $27.3 million, respectively, and net of taxes and minority interests, was $20.6 million and $17.5 million, respectively. For the year ended December 31, 2005, compensation expense related to restricted stock unit awards totaled $5.7 million.
     The total unrecognized share-based compensation expense, consisting of restricted stock and stock options, for awards outstanding as of December 31, 2007 was $92.7 million or approximately $55.5 million, net of taxes and minority interests, which will be recognized over a weighted-average period of 2.7 years.
15. Industry Segments and International Operations
     The Company provides premium products and services to the oil and gas exploration and production industry, aggregating its business operations into three reportable segments: M-I SWACO, Smith Drilling and Evaluation and Distribution. This segment reporting structure has been modified from our historical presentation in order to provide investors with increased visibility into the oilfield business operations. More specifically, the M-I SWACO unit has been separated from our other oilfield business operations and is being reported as a separate segment. Additionally, the Company no longer allocates corporate expenses to the various reporting segments.
     The M-I SWACO segment consists of a majority-owned joint venture operation which provides drilling and completion fluid systems, solids-control and separation equipment, waste-management services and oilfield production chemicals used in exploration and production activities. The Smith Drilling and Evaluation segment consists of Smith Technologies, a major drill bit industry participant, and Smith Services, a global provider of downhole tools, equipment and related services. Smith Technologies designs and manufactures three-cone and diamond drill bits, turbines and borehole enlargement tools for use in the oil and gas industry. Smith Services manufactures and markets products and services used in the oil and gas industry for drilling, workover, well completion and well re-entry operations. The Company’s oilfield operations provide products and services in all major oil and gas-producing regions of the world, with approximately 60 percent of these two segment’s revenues generated in markets outside of North America. Customers primarily include major multi-national, independent and national, or state-owned, oil companies.
     The Distribution segment consists of the Wilson distribution operations and a majority-owned interest in CE Franklin, Ltd., a publicly-traded Canadian distribution company. The Distribution segment has the most significant North American exposure of any of the Company’s operations with approximately 95 percent of revenues derived in the United States and Canada. Approximately three-fourths of Wilson’s revenues are generated from customers in the energy sector, which includes major multi-national and independent oil companies, pipeline companies and contract drilling companies. The remainder relates to sales in the downstream and industrial markets, which primarily includes refineries, petrochemical and power generation plants.
     The following table presents financial information for each reportable segment:

	2007	2006	2005
Revenues:
M-I SWACO	$4,422,408	$3,573,395	$2,682,511
Smith Drilling and Evaluation	2,210,161	1,814,343	1,296,488
Distribution	2,131,761	1,945,821	1,600,004

	$8,764,330	$7,333,559	$5,579,003

Operating Income (Loss):
M-I SWACO	$729,412	$553,304	$347,008
Smith Drilling and Evaluation	619,038	495,301	309,303
Distribution	97,154	104,730	66,634
Corporate and other	(75,807)	(73,254)	(52,384)

	$1,369,797	$1,080,081	$670,561

Capital Expenditures:
M-I SWACO	$184,027	$203,454	$117,383
Smith Drilling and Evaluation	149,829	88,619	56,127
Distribution	6,929	5,153	2,354
Corporate and other	15,036	11,244	1,981

	$355,821	$308,470	$177,845

Depreciation and Amortization:
M-I SWACO	$111,618	$84,868	$62,969
Smith Drilling and Evaluation	75,494	59,286	47,011
Distribution	4,763	4,840	6,435
Corporate and other	1,421	1,390	1,307

	$193,296	$150,384	$117,722

Total Assets:
M-I SWACO	$3,589,790	$3,195,372	$2,345,438
Smith Drilling and Evaluation	1,579,541	1,279,029	1,010,674
Distribution	752,221	737,445	596,867
Corporate and other	140,328	123,629	106,935

	$6,061,880	$5,335,475	$4,059,914

     The following table presents consolidated revenues by region, which is determined based on the location of the services provided and products sold:

	2007	2006	2005
United States	$3,967,806	$3,384,729	$2,520,706
Canada	771,430	891,288	713,565

North America	4,739,236	4,276,017	3,234,271

Latin America	738,026	543,844	452,349
Europe/Africa	2,105,745	1,605,559	1,188,038
Middle East/Asia	1,181,323	908,139	704,345

Non-North America	4,025,094	3,057,542	2,344,732

	$8,764,330	$7,333,559	$5,579,003

     The following table presents net property, plant and equipment by region:

	2007	2006	2005
United States	$588,345	$458,273	$353,370
Canada	52,596	48,510	43,908

North America	640,941	506,783	397,278

Latin America	95,834	67,377	53,911
Europe/Africa	266,437	230,607	156,632
Middle East/Asia	102,668	82,277	57,568

Non-North America	464,939	380,261	268,111

	$1,105,880	$887,044	$665,389

     The Company’s expenditures for research and engineering activities are attributable to the Company’s oilfield business operations and totaled $110.7 million in 2007, $88.3 million in 2006 and $73.6 million in 2005.
16. Commitments and Contingencies
Leases
     The Company routinely enters into operating and capital leases for certain of its facilities and equipment. Amounts related to assets under capital lease were immaterial for the periods presented. Rent expense totaled $166.5 million, $127.1 million, and $102.1 million in 2007, 2006, and 2005, respectively.
     Future minimum payments under non-cancelable operating leases having initial terms of one year or more are as follows:

Amount
2008	$72,775
2009	54,589
2010	36,860
2011	25,832
2012	19,691
2013-2017	63,437
Thereafter	43,869

$317,053

     In the normal course of business, the Company enters into lease agreements with cancellation provisions as well as agreements with initial terms of less than one year. The costs related to these leases have been reflected in rent expense but have been appropriately excluded from the future minimum payments presented above.

Standby Letters of Credit
     In the normal course of business with customers, vendors and others, the Company is contingently liable for performance under standby letters of credit and bid, performance and surety bonds. Certain of these outstanding instruments guarantee payment to insurance companies which reinsure certain liability coverages of the Company’s insurance captive. Excluding the impact of these instruments, for which $17.8 million of related liabilities are reflected in the accompanying consolidated balance sheet, the Company was contingently liable for approximately $136.2 million of standby letters of credit and bid, performance and surety bonds at December 31, 2007. Management does not expect any material amounts to be drawn on these instruments.
Insurance
     The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected to retain a portion of losses that occur through the use of deductibles and retentions under its insurance programs. Amounts in excess of the self-insured retention levels are fully insured to limits believed appropriate for the Company’s operations. Self-insurance accruals are based on claims filed and an estimate for claims incurred but not reported. While management believes that amounts accrued in the accompanying consolidated financial statements are adequate for expected liabilities arising from the Company’s portion of losses, estimates of these liabilities may change as circumstances develop.
Litigation
     The Company is a defendant in various legal proceedings arising in the ordinary course of business. In the opinion of management, these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Environmental
     The Company routinely establishes and reviews the adequacy of reserves for estimated future environmental clean-up costs for properties currently or previously operated by the Company.
     As of December 31, 2007, the Company’s environmental reserve totaled $7.6 million. This amount reflects the future undiscounted estimated exposure related to identified properties, without regard to indemnifications from former owners. While actual future environmental costs may differ from estimated liabilities recorded at December 31, 2007, the Company does not believe that these differences will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

17. Quarterly Information (Unaudited)

	First	Second	Third	Fourth	Year
	(In thousands, except per share data)
2007
Revenues	$2,107,724	$2,114,373	$2,245,059	$2,297,174	$8,764,330
Gross profit	675,965	696,546	728,906	754,240	2,855,657
Net income	160,158	153,053	166,833	167,007	647,051
EPS:
Basic	0.80	0.76	0.83	0.83	3.23
Diluted	0.80	0.76	0.83	0.83	3.20

2006
Revenues	$1,682,121	$1,738,263	$1,914,184	$1,998,991	$7,333,559
Gross profit	526,603	545,013	618,213	654,442	2,344,271
Net income	107,216	118,833	132,925	143,032	502,006
EPS:
Basic	0.53	0.59	0.66	0.72	2.51
Diluted	0.53	0.59	0.66	0.71	2.49

SCHEDULE II
SMITH INTERNATIONAL, INC.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(In thousands)

	Balance
	at	Charged		Balance
	Beginning	to		at End
	of Year	Expense	Write-offs	of Year
Allowance for doubtful accounts:
Year ended December 31, 2007	$16,709	$5,082	$(4,513)	$17,278
Year ended December 31, 2006	13,884	7,578	(4,753)	16,709
Year ended December 31, 2005	12,558	4,216	(2,890)	13,884